 Exhibit 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for
Fiscal 2019 Second Quarter

Backlog Reaches Record Level of $18.1 Million at End of Second Quarter;
Bookings Also Set Record at $14 Million for the Quarter Driven by Infrared and 5G/Telecom Strength

ORLANDO, FL – February 7, 2019 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced financial results for its fiscal 2019 second quarter ended December 31, 2018.

Fiscal 2019 Second Quarter Highlights:

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Revenue for the second quarter of fiscal 2019 was $8.5 million, an increase of 2%, as compared to $8.4 million in the second quarter of fiscal 2018.
●
Bookings in the second quarter of fiscal 2019 increased to $14.0 million, an increase of 17%, as compared to $12.0 million in the second quarter of fiscal 2018.
●
12-month backlog was approximately $18.1 million at December 31, 2018, an increase of 41%, as compared to $12.8 million at June 30, 2018.
●
Net income for the second quarter of fiscal 2019 was approximately $16,000, as compared to approximately $423,000 for the second quarter of fiscal 2018.
●
EBITDA* for the second quarter of fiscal 2019 was approximately $968,000, as compared to approximately $1.2 million in the second quarter of fiscal 2018.
●
Capital expenditures of $1.6 million, including equipment purchased through capital lease arrangements, in the first half of fiscal 2019 for continued global growth initiatives and product development, including enhanced capacity for infrared (“IR”) products.
●
Total debt reduced by $474,000 or 6% in the first half of fiscal 2019.
●
Cash balance, including restricted cash, at December 31, 2018 was approximately $4.6 million.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

“LightPath delivered impressive growth in bookings while progressing with initiatives to drive sustainable improvements in long-term revenue performance, profitability, and cash flow,” stated Jim Gaynor, President and Chief Executive Officer of LightPath. “Bookings in the fiscal 2019 second quarter reached a record $14 million, an increase of 17% as compared to the same quarter of the prior year. Given the emerging growth nature of our business in a highly fragmented market, we place greater value on longer term trends. To this end, on a trailing 12-month basis, bookings increased an impressive 30% compared to the prior trailing 12-month period. In addition, our backlog hit another record for the second quarter in a row. Our 12-month backlog was $18.1 million at the end of the second quarter of fiscal 2019, a marked increase of 30% from the end of the prior quarter, an increase of 41% from the beginning of the fiscal year, and an increase of 47% from the end of the second quarter of fiscal 2018. Revenue and gross profit growth are relatively subdued due to the timing of fulfilling certain contracts, and the transition of our New York facility to our other existing facilities, which is adding costs and causing some short-term production inefficiencies.”

“We attribute our progress in the second quarter to our focus on end markets and customers which are dictating our investments in product development and manufacturing. Our mission is to offer our customers the best value possible and to be their first choice for high value IR and visible optics. In doing so, we believe we will be able to increase our share of the growing markets in which we operate. A prime example is an industrial IR customer who awarded us a contract renewal in the second quarter. This is our largest annual contract and it comes from our largest customer overall. We have now renewed this contract for the second year in a row, and at a greater dollar value than the prior renewal. In fact, we have also added on additional contracts for other products from this customer, as we have proven to be an important partner with leading optical technologies.”

“The recent streamlining of major markets and product groups has provided us with enhanced visibility into demand. We are responding accordingly with investments in our manufacturing capacity and product development. Capital expenditures, including equipment purchased through capital lease arrangements, were significant at $1.6 million in the first half of the fiscal year, although down from $2.2 million in the first half of last fiscal year. Investments are being made to add capacity for IR products in conjunction with the transition out of our New York facility into our other facilities. This transition is expected to be completed by June 30, 2019 at which time we expect to begin to realize a significant reduction in our operating costs.”

“With the realignment and expansion of our manufacturing production, we are spending heavily on product development, particularly surrounding our new BD6 IR products which we developed using our proprietary Black DiamondTM chalcogenide-based glass compound. Year-to-date we have spent nearly $1 million on new product development, an increase of nearly 25% from the same period in the prior year. We believe LightPath has become well recognized around the world as an independent optical technology company with unparalleled capabilities for custom design and high-volume production. This global brand is availing us to many new opportunities, including nine first-time customers in the second quarter as well as the recent record levels of bookings and backlog.”

“These investments also enable us to address areas where we have opportunities to improve our gross and operating margins. From cost of materials advancements to new molding processes, even for IR products, which historically have been diamond turned, we are making significant progress toward elevating our IR margins and increasing our production yields. Starting from a small base since we recently launched the BD6 family of products, we had a 1,000% increase in bookings for molded IR lenses in the second quarter as compared to the same quarter of the prior year. IR molded lens bookings represented 11% of total bookings in the fiscal 2019 second quarter, up from 1% in the prior year. Similar to our PMO lenses, molding of BD6 IR lenses is a faster process than diamond turning and requires less handling so it is inherently more profitable.”

“Our consolidated corporate gross profit margin profile may also benefit from the resurgence of telecom PMO revenues and associated 5G purchases. We recorded a 37% increase in telecom revenues in the second quarter as compared to the first quarter. Telecom lenses typically are more complex and, therefore, command higher prices and yield better margins. In addition, we look forward to the savings from the transition out of New York. We look forward to the balance of the fiscal year as we expect to benefit from continued strong demand from our expanding product portfolio, cost reductions coming online, and margin enhancement strategies being realized.”

Financial Results for the Three Months Ended December 31, 2018, Compared to the Three Months Ended December 31, 2017

Revenue for the second quarter of fiscal 2019 was $8.5 million, an increase of approximately $187,000, or 2%, as compared to the same period of the prior fiscal year. Revenue generated by PMO products was approximately $4.1 million for the second quarter of fiscal 2019, as compared to $3.3 million in the same period of fiscal 2018, an increase of approximately $808,000, or 24%. The increase was primarily due to an increase in sales to customers in the telecommunications market, and to a lesser extent, an increase in sales to customers in the defense market. Revenue generated by IR products was approximately $3.7 million for the second quarter of fiscal 2019, a decrease of $508,000, or 12%, as compared to the second quarter of fiscal 2018. The decrease was primarily due to the timing of the renewal of a large annual contract, as the balance of the existing contract was fulfilled before the renewal was finalized, which reflects the Company’s expanding manufacturing capacity.  Revenue generated for specialty products, which includes revenue for non-recurring engineering (“NRE”) projects, was approximately $693,000 in the second quarter of fiscal 2019, a decrease of approximately $113,000, or 14%, as compared to approximately $805,000 in the same period of fiscal 2018. This decrease is primarily due to lower sales to customers in the commercial and industrial markets, partially offset by increased sales to medical customers.

Sales of PMO products comprised 48% of total revenues in the second quarter of fiscal 2019, as compared to 40% of total sales in the same period of the prior fiscal year. IR product sales represented 44% of the Company’s consolidated revenue in the second quarter of fiscal 2019, as compared to 51% of the total sales in the same period of the prior fiscal year. Specialty products revenue represented 8% of total revenue in the second quarter of fiscal 2019, down from 9% in the prior year period. The changes in product concentrations year-over-year resulted from revenue mix and the early completion of a large IR contract in the fiscal 2019 second quarter. IR product revenue is expected to represent the majority of Company revenue for all of fiscal 2019.

Gross margin in both the second quarters of fiscal 2019 and 2018 was approximately $3.5 million. Gross margin as a percentage of revenue was 41% for the second quarter of fiscal 2019, compared to 42% for the second quarter of fiscal 2018. Total cost of sales was approximately $5.0 million for the second quarter of fiscal 2019, an increase of approximately $158,000, compared to $4.8 million for the same period of the prior fiscal year. The increase was partially due to higher sales, but more significantly, cost of sales for the second quarter of fiscal 2019 was elevated due to increased labor costs, manufacturing inefficiencies, and increased overhead expenses associated with the ongoing relocation of the Company’s manufacturing facility in Irvington, New York (the “Irvington Facility”) to its other lower-cost facilities in Orlando, Florida, and Riga, Latvia. Although the Company expects to have higher costs for the remainder of fiscal 2019, costs and operating performance are expected to improve as the relocation of the Irvington Facility progresses.

During the second quarter of fiscal 2019, total operating costs and expenses were approximately $3.3 million, an increase of approximately $307,000 compared to the same period of the prior fiscal year. This increase was driven by new product development costs, which increased by approximately $106,000, or 26%, due to increased wages related to additional engineering employees to handle the higher level of development work, and higher selling, general and administrative (“SG&A”) costs. SG&A costs increased by approximately $225,000, or 10%, in the second quarter of fiscal 2019 compared to the prior year period. SG&A for the second quarter of fiscal 2019 included approximately $200,000 of non-recurring expenses related to the relocation of the Irvington Facility relocation. Management expects elevated SG&A costs through the end of fiscal 2019 as part of the facility relocation. On a long-term basis, the consolidation of the Company’s manufacturing facilities is expected to reduce operating and overhead costs.

Interest expense was approximately $153,000 in the second quarter of fiscal 2019, as compared to approximately $194,000 in the same quarter of the prior fiscal year. The decrease is primarily due to the satisfaction, in full, of the promissory note issued to the sellers of ISP Optics Corporation (“ISP”), an IR business acquired by the Company in December 2016, in the original aggregate principal amount of $6 million (the “Sellers Note”), which satisfaction occurred during the third quarter of fiscal 2018. The interest expense incurred in the second quarter of fiscal 2019 pertains to the Company’s total debt, which consists of bank debt and capital leases.

During the second quarter of fiscal 2019, the Company recorded an income tax benefit of approximately $23,000, compared to an income tax benefit of approximately $194,000 for the same period of the prior fiscal year. The decrease in our income tax benefit was primarily attributable to an adjustment for a retroactive statutory rate change that was recorded in the second quarter of fiscal 2018, related to one of the Company’s Chinese subsidiaries. LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $75 million against net income as reported on a consolidated basis in the U.S. The NOL does not apply to taxable income from foreign subsidiaries. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China and Latvia.

LightPath recognized foreign currency exchange losses in the second quarter of fiscal 2019 due to changes in the value of the Chinese Yuan and Euro, against the U.S. Dollar, in the amount of approximately $50,000, which had no impact on basic and diluted earnings per share, compared to a gain of $163,000 in the second quarter of fiscal 2018, which had a $0.01 favorable impact on basic and diluted earnings per share.

Net income for the second quarter of fiscal 2019 was approximately $16,000, or $0.00 basic and diluted income per share, compared to net income of approximately $423,000, or $0.02 basic and diluted earnings per share for the second quarter of fiscal 2018. Adjusted net income* for the second quarter of fiscal 2019 was also approximately $16,000, compared to adjusted net income* of approximately $666,000 for the second quarter of fiscal 2018.

Weighted-average shares of common stock outstanding were 25,781,941 and 27,397,239 basic and diluted, respectively, in the second quarter of fiscal 2019, compared to basic and diluted of 24,525,839 and 26,437,359, respectively, in the second quarter of fiscal 2018. The increase in the weighted-average shares of common stock outstanding was primarily due to the 967,208 shares of Class A common stock issued during the third quarter of fiscal 2018 in conjunction with the satisfaction of the Sellers Note, and, to a lesser extent, shares of Class A common stock issued under the Employee Stock Purchase Plan (“2014 ESPP”), and upon the exercises of stock options and restricted stock units (“RSUs”).

EBITDA* for the second quarter of fiscal 2019 was approximately $968,000, compared to approximately $1.2 million in the second quarter of fiscal 2018. Adjusted EBITDA* for the second quarter of fiscal 2019 was also approximately $968,000, compared to approximately $1.5 million in the second quarter of fiscal 2018. The decrease in EBITDA and adjusted EBITDA in the second quarter of fiscal 2019 was caused by an additional $200,000 in SG&A expenses related to the transition of the Irvington Facility, an increase in new product development costs of approximately $106,000, and an approximately $213,000 unfavorable difference in foreign currency exchange gains and losses.

Financial Results for the Six Months Ended December 31, 2018, Compared to the Six Months Ended December 31, 2017

Revenue for the first half of fiscal 2019 was approximately $17.1 million, an increase of approximately $1.2 million, or 7%, as compared to the same period of the prior fiscal year. Revenue generated by IR products was approximately $8.7 million in the first half of fiscal 2019, an increase of approximately $852,000, or 11%, compared to approximately $7.8 million in the same period of fiscal 2018. Industrial applications, firefighting cameras, and other public safety applications continue to be the primary drivers of the increased demand for IR products. Revenue generated by PMO products was approximately $7.2 million for the first half of fiscal 2019, as compared to $6.5 million in the same period of fiscal 2018, an increase of approximately $697,000, or 11%. The increase is primarily due to an increase in sales to customers in the telecommunications markets, as well as to customers in the defense market, partially offset by decreases in sales to customers in the medical and commercial markets. Revenue generated by specialty products was approximately $1.2 million in the first half of fiscal 2019, a decrease of approximately $385,000, or 25%, compared to approximately $1.6 million in the same period of fiscal 2018. This decrease is primarily due to the timing of NRE projects, as well as a decrease in sales of specialty products to customers in the commercial and industrial markets, partially offset by increased sales to medical customers.

Sales of IR products comprised 51% of the Company’s consolidated revenue in the first half of fiscal 2019, as compared to 49% of the total sales in the same period of the prior fiscal year. PMO sales represented 42% of total revenues in the first half of fiscal 2019, as compared to 41% of total sales in the same period of the prior fiscal year. Specialty products revenue represented 7% of total revenue in the first half of fiscal 2019, down from 10% in the prior year period.

Gross margin in the first half of fiscal 2019 was approximately $6.6 million, a decrease of 3%, as compared to approximately $6.8 million in the same period of the prior fiscal year. Gross margin as a percentage of revenue was 39% for the first half of fiscal 2019, compared to 43% for the first half of fiscal 2018. The change in gross margin as a percentage of revenue is primarily due to a shift in the sales mix within the IR product group during the first half of fiscal 2019, as compared to the same period of the prior fiscal year, with a higher percentage of sales derived from contract sales and a smaller percentage of sales derived from custom products. The standard materials for the industry’s IR products, such as germanium, have inherent pricing volatility, which has negatively impacted LightPath’s margins for IR products over the past few quarters. As the Company converts many of these products to its proprietary BD6 material, margins are expected to correspondingly improve. Total cost of sales was approximately $10.5 million for the first half of fiscal 2019, an increase of approximately $1.4 million, compared to $9.1 million for the same period of the prior fiscal year. The increase was partially due to higher sales, but more significantly, cost of sales for the first half of fiscal 2019 was elevated due to increased labor costs, manufacturing inefficiencies, and increased overhead expenses associated with the relocation of the Irvington Facility. Although management expects to have higher costs for the remainder of fiscal 2019, costs are expected to improve as the relocation of the Irvington Facility progresses.

During the first half of fiscal 2019, total operating costs and expenses were approximately $6.7 million, an increase of approximately $520,000, or 8%, compared to the same period of the prior fiscal year. This increase was driven by new product development costs, which increased by approximately $194,000, or 24%, due to increased wages related to additional engineering employees to handle the higher level of development work, and SG&A costs. SG&A costs increased by approximately $290,000, or 6%, in the first half of fiscal 2019, compared to the prior year period. SG&A for the first half of fiscal 2019 included approximately $291,000 of non-recurring expenses related to the relocation of our Irvington Facility to our other lower-cost facilities in Orlando, Florida, and Riga, Latvia. Management expects SG&A costs to continue to be elevated for the remainder of fiscal 2019, as expenses continue to be incurred related to this facility relocation.

Interest expense was approximately $298,000 in the first half of fiscal 2019, as compared to approximately $395,000 in the same period of the prior fiscal year. The decrease is primarily due to the satisfaction, in full, of the Sellers Note during the third quarter of fiscal 2018. The interest expense incurred in the first half of fiscal 2019 pertains to the Company’s total debt, which consists of bank debt and capital leases. Total debt was approximately $7.0 million at the end of the second quarter of fiscal 2019, compared to $11.1 million at the end of the second quarter of fiscal 2018, a decrease of 37%, and compared to $7.4 million as of June 30, 2018, a decrease of 6%.

During the first half of fiscal 2019, the Company recorded an income tax benefit of approximately $202,000, compared to income tax expense of approximately $136,000 for the same period of the prior fiscal year. The increase in our income tax benefit was primarily attributable to the mix of taxable income and losses generated in our various tax jurisdictions. For the first half of fiscal 2019, the net income tax benefit represents a tax benefit on losses in the U.S. jurisdiction, offset by tax expense on income generated in China. For the first half of fiscal 2018, the net income tax benefit is primarily related to an adjustment for a retroactive statutory tax rate change for one of the Company’s Chinese subsidiaries.

LightPath recognized foreign currency exchange losses in the first half of fiscal 2019 due to changes in the value of the Chinese Yuan and Euro, against the U.S. Dollar, in the amount of approximately $388,000, which had a $0.02 unfavorable impact on basic and diluted earnings per share, compared to a gain of $409,000 in the first half of fiscal 2018, which had a $0.02 favorable impact on basic and diluted earnings per share.

Net loss for the first half of fiscal 2019 was approximately $567,000, or $0.02 basic and diluted loss per share, compared to net income of approximately $641,000, or $0.03 basic and $0.02 diluted earnings per share for the first half of fiscal 2018. Adjusted net loss* for the first half of fiscal 2019 was also approximately $567,000, compared to adjusted net income* of approximately $836,000 for the fourth quarter of fiscal 2018.

Weighted-average shares of common stock outstanding were 25,777,330, for both basic and diluted, in the first half of fiscal 2019, compared to basic and diluted shares of 24,380,448 and 26,326,759, respectively, in the first half of fiscal 2018. The increase in the weighted-average basic common stock shares was primarily due to 967,208 shares of Class A common stock issued during the third quarter of fiscal 2018 in conjunction with the satisfaction of the Sellers Note, and, to a lesser extent, shares of Class A common stock issued under the 2014 ESPP, and upon the exercises of stock options and RSUs.

EBITDA* for the first half of fiscal 2019 was approximately $1.2 million, compared to approximately $2.5 million in the first half of fiscal 2018. Adjusted EBITDA* for the first half of fiscal 2019 was also approximately $1.2 million, compared to approximately $2.7 million in the first half of fiscal 2018. The decrease in adjusted EBITDA in the first half of fiscal 2019 was caused by a decrease in gross margin of approximately $217,000, an additional $291,000 in SG&A expenses related to the relocation of the Irvington Facility, an increase in new product development costs of approximately $194,000, and an approximately $797,000 unfavorable difference in foreign exchange gains and losses.

Cash and cash equivalents and restricted cash totaled approximately $4.6 million as of December 31, 2018, compared to approximately $6.5 million as of June 30, 2018. Cash used in operations was approximately $398,000 for the six months ended December 31, 2018, compared with cash provided by operations of $1.6 million in the same period of the prior fiscal year. The decrease in cash flow from operations is primarily due to the decrease in net income for the first half of fiscal 2019, as compared to the first half of fiscal 2018. During the first half of fiscal 2019, the Company expended approximately $1.2 million for capital equipment, as compared to $1.9 million in the same period of the prior fiscal year.

The current ratio as of December 31, 2018 was 3.3 to 1, compared to 3.4 to 1 as of June 30, 2018. Total stockholders’ equity as of December 31, 2018 was approximately $35.2 million, compared to approximately $35.4 million as of June 30, 2018. The decrease is due to the net loss for the six months ended December 31, 2018.

As of December 31, 2018, LightPath’s 12-month backlog grew to $18.1 million, an increase of 41% as compared to $12.8 million as of June 30, 2018. The increase in the Company’s 12-month backlog during the second quarter of fiscal 2019 was largely due to the renewal of a large annual contract, with shipping against this contract to begin in the third quarter of fiscal 2019. LightPath’s 12-month backlog has continued to grow since the previous renewal of this contract in the second quarter of fiscal 2018, as shipments against this industrial contract have been offset by increased bookings in other areas, including from the telecommunications, commercial and medical sectors.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, adjusted EBITDA, adjusted net income (loss), and gross margin, all of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization. Similarly, the Company calculates adjusted EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, amortization, and the change in the fair value of the warrants issued in connection with the private placement in June 2012, which warrants expired in December 2017.

The fair value of the warrants issued in connection with the private placement in 2012 was re-measured each reporting period until the warrants were either exercised or expired. Each reporting period, the change in the fair value of these warrants was either recognized as non-cash expense or non-cash income. The change in the fair value of the warrants had a significant correlation to the change in the market value of the Company’s Class A common stock for the period being reported and was not impacted by actual operations during such period. Management believes that excluding the change in the fair value of these warrants enhances the ability of investors to analyze and better understand the underlying business operations and performance.

The Company calculates adjusted net income (loss) by adjusting net income (loss) to exclude the change in the fair value of the warrants issued in connection with the private placement in June 2012.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, February 7, at 4:30 p.m. ET to discuss its financial and operational performance for the fiscal second quarter ended December 31, 2018.

Date: Thursday, February 7, 2019
Time: 4:30 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth190207.html

Participants should dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 21, 2019. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10127554.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jim Gaynor, President & CEO	Donald O. Retreage, Jr., CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates
Tel: 407-382-4003	Tel: 407-382-4003 x329	Tel: 512-551-9296
jgaynor@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
Assets	2018	2018
Current assets:
Cash and cash equivalents	$3,641,389	$5,508,620
Restricted cash	1,000,000	1,000,000
Trade accounts receivable, net of allowance of $21,956 and $13,364	6,218,288	5,370,508
Inventories, net	6,737,050	6,404,741
Other receivables	69,224	46,574
Prepaid expenses and other assets	861,373	1,058,610
Total current assets	18,527,324	19,389,053

Property and equipment, net	12,227,361	11,809,241
Intangible assets, net	8,404,347	9,057,970
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	1,030,000	624,000
Other assets	357,753	381,945
Total assets	$46,401,690	$47,117,114
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,042,290	$2,032,834
Accrued liabilities	501,171	685,430
Accrued payroll and benefits	1,306,831	1,228,120
Loans payable, current portion	1,458,800	1,458,800
Capital lease obligation, current portion	390,881	307,199
Total current liabilities	5,699,973	5,712,383

Capital lease obligation, less current portion	710,569	550,127
Deferred rent	349,703	377,364
Loans payable, less current portion	4,401,859	5,119,796
Total liabilities	11,162,104	11,759,670

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 25,789,272 and 25,764,544
shares issued and outstanding	257,893	257,645
Additional paid-in capital	230,097,492	229,874,823
Accumulated other comprehensive income	699,348	473,508
Accumulated deficit	(195,815,147)	(195,248,532)
Total stockholders’ equity	35,239,586	35,357,444
Total liabilities and stockholders’ equity	$46,401,690	$47,117,114

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue, net	$8,548,507	$8,361,373	$17,098,228	$15,933,466
Cost of sales	5,007,364	4,849,657	10,513,912	9,132,413
Gross margin	3,541,143	3,511,716	6,584,316	6,801,053
Operating expenses:
Selling, general and administrative	2,518,853	2,294,177	4,982,731	4,692,417
New product development	518,793	413,081	988,776	794,469
Amortization of intangibles	324,351	329,271	653,622	658,542
(Gain) loss on disposal of property and equipment	(15,500)	3,315	43,257	3,315
Total costs and expenses	3,346,497	3,039,844	6,668,386	6,148,743
Operating income (loss)	194,646	471,872	(84,070)	652,310
Other income (expense):
Interest expense, net	(153,289)	(193,747)	(298,302)	(395,008)
Change in fair value of warrant liability	-	(243,012)	-	(194,632)
Other income (expense), net	(48,484)	194,729	(386,606)	442,852
Total other income (expense), net	(201,773)	(242,030)	(684,908)	(146,788)
Net income before income taxes	(7,127)	229,842	(768,978)	505,522
Provision for income taxes	(23,403)	(193,508)	(202,363)	(135,524)
Net income (loss)	$16,276	$423,350	$(566,615)	$641,046
Foreign currency translation adjustment	52,793	69,262	225,840	123,409
Comprehensive income (loss)	$69,069	$492,612	$(340,775)	$764,455

Earnngs (loss) per common share (basic)	$0.00	$0.02	$(0.02)	$0.03
Number of shares used in per share calculation (basic)	25,781,941	24,525,839	25,777,330	24,380,448
Earnings (loss) per common share (diluted)	$0.00	$0.02	$(0.02)	$0.02
Number of shares used in per share calculation (diluted)	27,397,239	26,437,359	25,777,330	26,326,759

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Stockholders' Equity
(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2018	25,764,544	$257,645	$229,874,823	$473,508	$(195,248,532)	$35,357,444
Issuance of common stock for:
Employee Stock Purchase Plan	9,061	91	20,750	—	—	20,841
Stock-based compensation on stock options & RSUs	—	—	93,910	—	—	93,910
Foreign currency translation adjustment	—	—	—	173,047	—	173,047
Net loss	—	—	—	—	(582,891)	(582,891)
Balances at September 30, 2018	25,773,605	$257,736	$229,989,483	$646,555	$(195,831,423)	$35,062,351
Issuance of common stock for:
Exercise of stock options & RSUs	15,667	157	4,104	—	—	4,261
Stock-based compensation on stock options & RSUs	—	—	103,905	—	—	103,905
Foreign currency translation adjustment	—	—	—	52,793	—	52,793
Net income	—	—	—	—	16,276	16,276
Balances at December 31, 2018	25,789,272	$257,893	$230,097,492	$699,348	$(195,815,147)	$35,239,586

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended
	December 31,
	2018	2017
Cash flows from operating activities
Net (loss) income	$(566,615)	641,046
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,683,676	1,625,674
Interest from amortization of debt costs	11,962	7,721
Loss on disposal of property and equipment	43,257	3,315
Stock-based compensation on stock options & RSU, net	197,815	186,209
Provision for doubtful accounts receivable	1,469	(24,264)
Change in fair value of warrant liability	—	194,632
Change in fair value of Sellers note	—	71,505
Deferred rent amortization	(27,096)	(37,885)
Inventory write-offs to reserve	2,114	—
Deferred tax benefit	(406,000)	—
Changes in operating assets and liabilities:
Trade accounts receivable	(849,007)	247,702
Other receivables	(22,858)	(28,206)
Inventories	(594,141)	(821,838)
Prepaid expenses and other assets	214,960	(3,094)
Accounts payable and accrued liabilities	(87,707)	(444,276)
Net cash (used in) provided by operating activities	(398,171)	1,618,241

Cash flows from investing activities
Purchase of property and equipment	(1,180,184)	(1,900,582)
Proceeds from sale of equipment	110,500	-
Net cash used in investing activities	(1,069,684)	(1,900,582)

Cash flows from financing activities
Proceeds from exercise of stock options	4,261	103,701
Proceeds from sale of common stock from Employee Stock Purchase Plan	20,841	19,080
Proceeds from exercise of warrants, net of costs	—	539,318
Payments on loan payable	(729,399)	(556,499)
Payments on capital lease obligations	(167,626)	(119,424)
Net cash used in financing activities	(871,923)	(13,824)
Effect of exchange rate on cash and cash equivalents	472,547	(54,413)
Change in cash and cash equivalents and restricted cash	(1,867,231)	(350,578)
Cash and cash equivalents and restricted cash, beginning of period	6,508,620	8,085,015
Cash and cash equivalents and restricted cash, end of period	$4,641,389	$7,734,437

Supplemental disclosure of cash flow information:
Interest paid in cash	$267,065	$316,174
Income taxes paid	$247,664	$446,434
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through capital lease arrangements	$411,750	$306,220
Reclassification of warrant liability upon exercise	$-	$685,132
Derecognition of liability associated with stock option grants	$-	$283,399

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Quarter Ended:		Six Months Ended:
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$16,276	$423,350	$(566,615)	$641,046
Change in fair value of warrant liability	—	243,012	—	194,632
Adjusted net income (loss)	$16,276	$666,362	$(566,615)	$835,678
% of revenue	0%	8%	-3%	5%

	(unaudited)
	Quarter Ended:		Six Months Ended:
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income (loss)	$16,276	$423,350	$(566,615)	$641,046
Depreciation and amortization	821,530	821,016	1,683,676	1,625,674
Income tax benefit	(23,403)	(193,508)	(202,363)	(135,524)
Interest expense	153,289	193,747	298,302	395,008
EBITDA	$967,692	$1,244,605	$1,213,000	$2,526,204
Change in fair value of warrant liability	—	243,012	—	194,632
Adjusted EBITDA	$967,692	$1,487,617	$1,213,000	$2,720,836
% of revenue	11%	18%	7%	17%